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                                 EXHIBIT 10.(o)

      Severance and Consulting Agreement dated as of September 1, 1995, between MAPCO Inc. and Robert M. Howe
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                       SEVERANCE AND CONSULTING AGREEMENT


         This Severance and Consulting Agreement (hereinafter the "Agreement") is entered into this _____ day of September, 1995, by and between MAPCO, INC., its officers, directors, subsidiaries, successors and assigns and ROBERT M. HOWE (hereinafter "Howe"), his heirs, beneficiaries, agents and assigns.

         WHEREAS, Howe has served as President, Chief Operating Officer and Director of MAPCO, Inc. and as an officer and Director of various subsidiaries of MAPCO, Inc., including MAPCO Coal, Inc., MAPCO Petroleum, Inc. and MAPCO Natural Gas Liquids, Inc. and their subsidiaries (hereinafter collectively referred to as MAPCO);

         WHEREAS, Howe has decided to elect early retirement and resign from any positions he holds with MAPCO in any capacity as an officer, director or employee, except as otherwise set forth herein;

         WHEREAS, MAPCO recognizes Howe's dedicated and lengthy years of service to MAPCO, as well as Howe's many contributions to the success of MAPCO, and desires to set forth the terms of Howe's retirement, separation from MAPCO and continuing consulting relationship with MAPCO;

         WHEREFORE, MAPCO and Howe hereby agree as follows:

         1. Howe will resign as an officer and director of MAPCO effective upon execution of this Agreement;

         2. Howe will remain as an employee of MAPCO, Inc. through December 31, 1995 at his current gross salary and with his current benefits, including tax preparation and estate planning reimbursement commitments, vacation pay, health, disability and accident
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benefits and bonuses, if any, under the Incentive Compensation Plan ("ICP") for
1995 using the performance measures, targets and adjustments approved by the Compensation Committee for all ICP participants;

         3. Effective January 1, 1996, Howe will become a consultant to MAPCO for a period of twenty-four (24) months and shall be compensated, on a monthly basis, based upon Howe's 1995 annual gross base salary for such twenty-four (24) month period, regardless of MAPCO's utilization of Howe's services, the location of Howe's residence or Howe's future contributions to MAPCO and shall not be reduced in any manner for any reason other than to comply with tax withholding requirements, provided, however, that in the event Howe becomes employed after December 31, 1996, any earnings Howe receives during the period of his employment in 1997 shall be deducted from the remaining payments due by MAPCO and not yet paid at the time Howe receives such earnings from such new employer;

         4. Notwithstanding paragraph 3 above, if Howe so elects and notifies MAPCO, in writing, of his desire to do so prior to January 1, 1996, in lieu of his consulting relationship with MAPCO, Howe may receive, in a lump sum amount, a payment equal to eighteen (18) months of compensation, based upon Howe's 1995 annual gross base salary, subject to tax withholding requirements;

         5. In the event that a "change in control" of MAPCO shall occur, as that term is defined in a certain Letter Agreement between MAPCO, Inc. and Howe dated December 20, 1989, as amended or MAPCO fails to make any payment as it may become due hereunder before Howe receives all payments he is entitled to under this Agreement and





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MAPCO fails to remedy such non-payment within ten (10) days of being notified of the same, all such payments shall become immediately due and payable to Howe in a lump sum or as otherwise directed by Howe;

         6. Howe's rights under any employee benefit or incentive compensation plan shall be governed by the terms of such plans only as modified herein, provided that it is the intent of MAPCO and Howe to maximize any rights and benefits Howe might have under such plans, without increasing MAPCO's monetary liability and subject to any restrictions required by law or regulation, including but not limited to MAPCO's Supplemental Executive Retirement Plan ("SERP"), MAPCO's Pension Plan, MAPCO's Stock Incentive Plan, MAPCO and Subsidiaries Profit Sharing and Savings Plan and Howe's Supplemental Retirement Agreement ("SRA"). The Company agrees to pay Howe, and Howe agrees to accept a lump sum payment under the SRA on January 1, 1996, in accordance with the terms of the SRA. The Company agrees to pay Howe on January 1, 1996, $430,277 which amount represents payment to Howe in lieu of present or future rights under the SERP.

         7. MAPCO and Howe agree that for purposes of MAPCO's 1986 Stock Option Plan and MAPCO's 1989 Stock Incentive Plans, Howe's deemed retirement date will be the close of business on December 31, 1995, all previously issued options are deemed vested as of January 1, 1996 and the non-qualified Stock Option Agreement covering certain options granted to Howe effective January 24, 1995, at a closing New York Stock Exchange price of $53.00, and all options thereunder which would otherwise be exercisable in 1996, 1997 and 1998 shall be deemed vested as of January 1, 1996 and exercisable within the period three (3) years thereafter. Effective January 1, 1996, reload or replacement





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options will no longer be granted.  MAPCO will consider repurchase of common stock held by Howe, subject to any restrictions or conditions of MAPCO's current Stock Repurchase Program;

         8. The Letter Agreement between MAPCO, Inc. and Howe, effective December 20, 1989, as amended March 14, 1990 and November 18, 1991, shall remain in effect until December 31, 1995. In the event that the terms of the Letter Agreement are invoked by a Change in Control as defined therein and Howe's benefits therein are greater than Howe's benefits herein, the terms of the Letter Agreement shall control;

         9. As set forth in paragraph two (2), Howe's health coverage benefits will cease January 1, 1996. In the event Howe elects COBRA coverage, effective January 1, 1996, MAPCO will pay all costs associated with such COBRA premiums through June 30, 1997, provided, however, in the event Howe becomes re-employed prior to June 30, 1997 and both he and his wife are eligible for health coverage under Howe's new employer's plan, MAPCO will cease paying Howe's monthly COBRA premiums except for preexisting condition exclusion coverage if necessary through June 30, 1997.

         10. All perks shall cease for Howe after December 31, 1995, except MAPCO relinquishes any rights it might have to Howe's membership in the Southern Hills Country Club and after December 31, 1995, Howe will be responsible for any dues, assessments or other charges incurred by Howe after December 31, 1995;

         11. Effective January 1, 1996, Howe's access to all management information systems shall cease and Howe shall return any mobile or other off-location equipment supplied to Howe by MAPCO;





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         12.     For a period of one (1) year after December 31, 1995, MAPCO shall supply to Howe at its expense and at a location determined by MAPCO, adequate office space and secretarial help;

         13. MAPCO shall provide Howe with out-placement services at a cost up to Fifty Thousand Dollars ($50,000.00) or, at Howe's election, will reimburse Howe for any out-placement service costs Howe incurs up to an amount of $50,000.00. MAPCO acknowledges that Howe is not bound by any covenants not to compete or restrictive covenants contained in any prior agreements with MAPCO. MAPCO will also reimburse Howe for all reasonable consultant fees and expenses Howe has incurred in negotiating this Agreement provided that such fees and expenses shall not exceed Twenty-five Thousand Dollars ($25,000.00) and shall reduce any out-placement payments or reimbursements Howe might otherwise be entitled to under this paragraph;

         14. MAPCO and Howe agree to keep the terms of this Agreement confidential and neither shall disclose the same to anyone except their respective tax advisors, attorneys or otherwise as required to execute or enforce the terms hereof;

         15. Howe agrees not to disclose any secret or confidential information, knowledge or data of MAPCO, obtained by Howe during his employment by MAPCO, which is not generally known to the public or recognized as standard practice;

         16. MAPCO agrees that any indemnification agreements in effect as of the date prior to the execution of this Agreement shall remain in full force and effect;

         17. Any dispute or controversy arising hereunder or in connection with this Agreement shall be settled by binding arbitration in accordance with the rules of the


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American Arbitration Association then in effect, such arbitration to take place in Tulsa. Judgment may be entered on the Arbitration Award in the City selected for the arbitration in any court having jurisdiction;

         18. Except as otherwise set forth herein, or in any surviving agreements, Howe and MAPCO release one another from any and all claims and liabilities known and unknown which may have accrued prior to September 1, 1995;

         19. This Agreement shall inure to the benefit of and be enforceable by Howe, his personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Howe should die and any amount remains or becomes payable to Howe hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Howe's devisee, legatee or other designee or if there is no such designee, to Howe's estate.

         20. Except as otherwise specifically provided herein, this Agreement supersedes any and all prior agreements between MAPCO and Howe. MAPCO and Howe agree that this Agreement may be amended to conform to laws or regulations and MAPCO agrees to such amendments provided that MAPCO's monetary liability hereunder is not increased.

                                        MAPCO, INC., and its Subsidiaries

                                        By:   /s/ James E. Barnes
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                                                  James E. Barnes



                                              /s/ Robert M. Howe
                                           ------------------------------------
                                                  Robert M. Howe





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